Exhibit 4.1

PricewaterhouseCoopers
LLP/s.r.l./s.e.n.c.r.l.
Chartered Accountants
Place de la Cité, Tour Cominar
2640 Laurier Boulevard, Suite 1700
Québec, Quebec
Canada G1V 5C2
Telephone +1 (418) 522 7001
Facsimile +1 (418) 522 5663

Consent of Independent Auditors

We hereby consent to the use in this Annual Report on Form 40-F of Virginia Mines Inc. (the "Company") of our report dated May 14, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 40-F.

Chartered Accountants

Quebec, Quebec, Canada
May 14, 2009

“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate and independent legal entity.